Exhibit 99.1

Catasys Reports Accelerating Growth in Fourth Quarter 2014 Results

195% Growth in Healthcare Services Quarterly Revenue and Enrollment Year over Year

LOS ANGELES, April 1, 2014 /PRNewswire/ -- Catasys, Inc. (OTCBB: CATS), provider of proprietary health management services to health insurers and employers, today announced financial results for the fourth quarter ended December 31, 2013.

Highlights:

o	CEO Terren Peizer’s total investment in Catasys now exceeds $10 million

o	195% increase in fourth quarter enrollment (based on same number of covered lives) compared with the same quarter last year.

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195% increase in recognized revenue from the healthcare services segment to $439,000 in the fourth quarter, compared with the same quarter last year, including the recognition of $318,000 in deferred revenue in the fourth quarter of 2013 due to us meeting the required performance guarantees, compared to $39,000 in the same quarter last year.

o	92% increase in deferred revenue from healthcare services segment to $534,000 at December 31, 2013, compared with December 31, 2012.

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Launched programs in two states (Kentucky and West Virginia) for Humana’s individually enrolled Medicare Advantage members in the fourth quarter of 2013, which contributed to the fourth quarter increase in enrollment.

o	Signed an agreement with Centene to make the Catasys OnTrak program available to Centene’s Medicaid members in Wisconsin. This program commenced enrollment in the first quarter of 2014.

o	Signed a contract with a national health plan to provide initial services in New Jersey and enrollment is expected to begin this year.

Rick Anderson, President and COO commented, “We signed two national plans in 2013, bringing us to five operational health care services contracts. These are pivotal events as we anticipate that the two combined national plans, along with several other new plans will provide the critical mass that we need to be cash flow positive as those programs ramp up to full enrollment. We have proven our business model and are gaining significant momentum. Expanding enrollment percentages are providing a powerful revenue driver to our business model. With savings to health plans in excess of 50%, and a retention rate of greater than 80% for OnTrak enrollees, we expect this momentum to continue in 2014 and beyond.”

Mr. Anderson continued, “In the first quarter of 2014 we signed our first Medicaid plan, which has already launched in one state. This provides us the opportunity to prove out our outcomes in a Medicaid population, which, if successful, we expect to provide the catalyst for the plan to rollout nationally. We consider Medicaid to be an important and growing segment, as a larger portion of Medicaid plans generally suffer from the consequences of substance dependence than in a commercial plan.”

Mr. Anderson concluded, “With our business model proven, and our customer base established, we are squarely focused on expansion during 2014. This expansion is expected to occur not only in the form of new health plans, but also by growing within existing health plans. With contracts with two national plans and several regional plans, in 2014 we anticipate continuing to cement our foundation, and expanding our customer base driven by OnTrak’s ability to help improve the health of their members and reducing the increasing costs healthcare companies are facing.”

Healthcare Services – Overview

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Customers – Catasys presently provides its proprietary OnTrak integrated substance dependence solutions for third-party payors in Kansas, Kentucky, Louisiana, Massachusetts, Oklahoma, West Virgina and Wisconsin.

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Sales Pipeline and Growth – Management expects continued organic growth – as existing insurers continue to recognize the value of the services of our program and expand into new territories and/or lines of business. Management also expects to continue to grow by signing new insurers. In addition to the recently signed national insurer, the Company had a sales pipeline of 13 million covered lives with 3 million in advanced stages of discussion, as of the end of 2013.

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Cash Position – The Company raised $4.2 million in 2013, $3.2 million of which was from the Company's Chairman and CEO, Terren Peizer. An additional $1 million was raised in January 2014, $919,500 of which was from Mr. Peizer.

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Enrollment – Generally 0.5% of a commercial health plan’s covered lives will be eligible for the OnTrak program and the Company anticipates that approximately 20% of those that are eligible will enroll in the program each year after full enrollment is achieved, which is anticipated up to approximately 12 months from the commencement of enrollment.

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Revenues – Healthcare services revenues are generated either monthly based on enrolled members at approximately $8,500 per year, or as a lower case rate when a member enrolls and a share of cost savings realized. Revenue without performance guarantees is recognized ratably over 12 months. If contracts contain a minimum performance guarantee, that portion of the monthly fee subject to the guarantee is reserved as deferred revenue until the performance measurement period is completed. Savings shares are recognized when they are paid.

Fourth Quarter 2013 Results of Operations
For the fourth quarter of fiscal 2013, total revenues increased 161% to $468,000 compared with $179,000 for the same period last year. Increased total revenues are primarily a result of an increase in healthcare services revenue. The Company reported a loss from operations before taxes of $1,494,000, or $(0.08) per basic and diluted share, for the fourth quarter of 2013, compared with a loss of $5,777,000, or $(0.66) per basic and diluted share, in the fourth quarter last year. The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

Total operating expenses for the fourth quarter of 2013 were $2,555,000, down 5%, or $116,000 compared with the fourth quarter in 2012.

Full Year 2013 Results of Operations
For the full year ended December 31, 2013, total revenues increased 60% to $866,000 compared with $541,000 for the same period last year. Increased revenues are a result of a 195% increase in enrollment growth (on an equal number of lives) compared with the same quarter in 2012. The loss from operations before taxes was $(7.1 million), or $(0.48) per basic and diluted share, for 2013, compared with a loss of $(9.6 million), or $(1.65) per share, in the same period last year. The net loss, including a change in fair value of warrant liability of $5,392,000 and provision for income taxes $9,000, was $(4.7 million), or $(0.32) per share, compared with a net loss of $(11.6 million), or $(2.01) per basic and diluted share, in 2012. The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

Total operating expenses for 2013 were $8.0 million, down 21%, or $2.1 million, compared with the same period in 2012. The decrease was due primarily to the reduction in share-based compensation expense related to the outstanding stock options becoming fully vested at the end of 2012 as mentioned above.

OnTrak Program
Catasys' OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer by utilizing patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating with several health insurers impressive results. These results are evidenced by reduced inpatient and emergency department utilization driving a more than 50 percent reduction in total health care costs for enrolled members.

About Catasys, Inc.
Catasys, Inc. provides specialized health management services to health plans and employers through a network of licensed and company managed health care providers. The Catasys substance dependence program improves member health, thereby lowering overall costs. The proprietary program addresses substance dependence as a chronic disease, focusing on the whole health of the member. The program delivers integrated medical and psychosocial interventions in combination with long-term care coaching. For further information, please visit www.catasyshealth.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan and achieve profitability, lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

James Carbonara, Regional Vice President

Hayden IR

Email: james@haydenir.com

Phone: 646-755-7412

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)	Twelve Months Ended December 31,
	2013	2012
Revenues
Healthcare services revenues	$754	$375
License and management services revenues	112	166
Total revenues	866	541

Operating expenses
Cost of services	885	816
General and administrative	6,115	8,341
Impairment losses	795	656
Depreciation and amortization	170	289
Total operating expenses	7,965	10,102

Loss from operations	(7,099)	(9,561)

Interest and other income	106	-
Interest expense	(3,069)	(4,811)
Change in fair value of warrant liability	5,392	2,724
Loss before provision for income taxes	(4,670)	(11,648)
Provision for income taxes	9	(5)
Net Loss	$(4,679)	$(11,643)

Basic and diluted net income (loss) per share:*
Net loss per share*	$(0.32)	$(2.01)

Weighted number of shares outstanding*	14,604	5,780

* The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares)	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$1,136	$3,153
Receivables, net of allowance for doubtful accounts of $0 and $0, respectively	173	69
Receivables from related party	115	173
Prepaids and other current assets	275	227
Total current assets	1,699	3,622
Long-term assets
Property and equipment, net of accumulated depreciation of $2,001 and $4,668, respectively	366	59
Intangible assets, net of accumulated amortization of $401 and $892, respectively	118	1,048
Deposits and other assets	440	205
Total Assets	$2,623	$4,934

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,148	$1,642
Accrued compensation and benefits	1,181	958
Deferred revenue	534	278
Other accrued liabilities	1,270	1,120
Total current liabilities	4,133	3,998
Long-term liabilities
Deferred rent and other long-term liabilities	160	18
Capital leases	26	18
Warrant liabilities	16,347	14,658
Total Liabilities	20,666	18,692

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 18,835,571 and 11,497,826 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	2	1
Additional paid-in-capital	209,169	208,776
Accumulated deficit	(227,214)	(222,535)
Total Stockholders' deficit	(18,043)	(13,758)
Total Liabilities and Stockholders' Deficit	$2,623	$4,934

* The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.